Exhibit 99.1

Contact:	Contact:
Trans World Entertainment	MWW Group
John J. Sullivan	Richard Tauberman
EVP, Chief Financial Officer	(rtauberman@mww.com)
(518) 452-1242	(201) 507-9500
38 Corporate Circle
Albany, NY 12203
www.twec.com

NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES ACCELERATION OF
UNVESTED STOCK OPTIONS

Albany, NY, December 20, 2005 — Trans World Entertainment Corporation (Nasdaq: TWMC) announced today that it has accelerated the vesting of previously granted unvested options awarded annually to employees and officers under the Company’s Stock Option Plans which had exercise prices greater than $10.00 per share.  Options to purchase approximately 2.3 million shares became exercisable immediately, representing approximately 24% of total options outstanding, as a result of the vesting acceleration.

The decision to accelerate vesting of these stock options was made primarily to avoid recognizing compensation cost in the Consolidated Statement of Operations in future financial statements upon the adoption of Statement of Financial Accounting Standards No.123 (revised 2004), Share-Based Payment (“SFAS 123R”), which, when effective, will require all share-based payments to employees, including grants of employee stock options, to be recognized on the Company’s financial statements based on their fair values.  SFAS 123R will become effective for the Company beginning January 29, 2005.

The acceleration of the vesting of these underwater stock options will reduce the amounts recognized by the Company as share-based compensation expense, net of income taxes, by approximately $2.4 million in 2006, $1.9 million in 2007, $1.2 million in 2008, and $0.4 million in 2009.

Trans World Entertainment is a leading specialty retailer of music, video and video game products.  The Company operates 800 retail stores in 46 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com, www.coconuts.com, www.wherehouse.com and www.secondspin.com.  In addition to its mall locations, operated primarily under the f.y.e brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s, Second Spin, Streetside Records, and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.